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Exhibit 5.1



                                 October 9, 2002



Allergy Research Group, Inc.
30806 Santana Street
Hayward, California 94544

         Re:      Registration Statement on Form S-8

Gentlemen:

         We have acted as legal counsel to Allergy Research Group, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,000,000 shares of the Company's common stock, no par value (the "Common Stock"), issuable pursuant to the Company's 1998 Incentive Stock Option Plan 1, as amended (the "Plan").

         We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable under the Plans and the Employment Agreement are duly authorized and, when issued in accordance with the Plans and the Employment Agreement, will be validly issued, fully paid and nonassessable.

         Further, we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Popov & McCullogh, LLP

                                                     POPOV & McCULLOGH, LLP